EXHIBIT 99.1

NB&T Financial Reports Earnings for First Quarter 2013

April 23, 2013

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company (“NB&T”), Wilmington, Ohio, announced net income for the first quarter of 2013 of $1.0 million, or $.30 per share. Net income for the first quarter of 2012 was $361,000, or $.11 per share. Net income is up primarily due to a $1.2 million decrease in the loan losses provision this quarter, compared to the first quarter of 2012.

Net interest income was $5.4 million for the first quarter of 2013, compared to $5.6 million for the first quarter of 2012. The yields on earning assets decreased from 4.06% the same quarter last year to 3.84% for the current quarter. This drop exceeded the decrease in funding costs, which only fell to .30% this quarter from .49% for the same quarter last year. The declining rates on earning assets were offset by allowing certificates of deposit and money market accounts with higher costs to run-off and investing excess short-term funds in loans and higher yielding long-term securities. As a result, net interest margin increased to 3.50% for the first quarter of 2013, compared to 3.46% for the same quarter last year.

The provision for loan losses for the first quarter of 2013 was $140,000, compared to $1.3 million in the same quarter last year. Net charge-offs dropped approximately 84% to $230,000 in the first quarter of 2013, compared to $1.4 million in the first quarter of 2012. This reduction in net charge-offs reduced the historical loss experience applied to the loan portfolio, resulting in a lower quarterly year-over-year loan losses provision. Non-performing loans were $10.4 million at March 31, 2013, compared to $10.6 million at December 31, 2012.

President & CEO, John Limbert, commented, “The current year is off to a better start than last year, especially in terms of asset quality. Net charge-offs are down $1.2 million, other real estate owned is down approximately $1.6 million from the same quarter last year, despite adding approximately $400,000 in the first quarter of this year for our closed Parma branch, and non-accrual loans, at $9.1 million, are the lowest since the third quarter of 2010.”

Total non-interest income was $2.0 million for the first quarter of 2013, compared to $2.1 million for the first quarter of 2012. In the first quarter of 2013, the Company realized $36,000 in losses on the sale of one security, which had been previously considered other-than-temporarily impaired. Non-interest income is also down due to a reduction in other income for special processing services provided to one customer in 2012 and no longer provided in 2013.

Total non-interest expense was $5.9 million for the first quarter of 2013, compared to $6.0 million for the first quarter of 2012. The decline in expense is due to continued focus on expense reduction primarily in the areas of personnel and processing efficiency. In addition, net costs associated with the operation of other real estate have declined approximately 22%, or $67,000, compared to the same quarter last year, due to a decline in other real estate owned balances from $3.5 million at March 31, 2012 to $1.9 million at March 31, 2013.

On March 19, 2013, the Board of Directors declared a dividend of $0.30 per share, payable April 22, 2013 to shareholders of record on March 29, 2013.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending
	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Statements of Income
Interest income	$5,896	$6,277	$6,197	$6,278	$6,527
Interest expense	519	560	749	896	964

Net interest income	5,377	5,717	5,448	5,382	5,563
Provision for loan losses	140	682	1,973	332	1,300
Other non-interest income	1,986	2,133	2,977	2,176	2,116
Other-than-temporary impairment charge	—	—	—	(35)	—
Net gains (losses) on sales of securities	(36)	—	1,013	161	—

Total non-interest income	1,950	2,133	3,990	2,302	2,116
Total non-interest expenses	5,886	5,745	5,934	5,801	6,014

Income before income taxes	1,301	1,423	1,531	1,551	365
Income taxes	282	336	257	396	4

Net income	$1,019	$1,087	$1,274	$1,155	$361

Per Share Data
Basic earnings per share	$0.30	$0.32	$0.37	$0.33	$0.11
Diluted earnings per share	0.30	0.32	0.37	0.33	0.11
Dividends per share	0.30	0.30	0.30	0.30	0.30
Book value at quarter end	20.58	20.70	20.79	20.72	20.63
Average basic shares outstanding	3,420	3,422	3,424	3,425	3,424
Average diluted shares outstanding	3,427	3,426	3,432	3,431	3,434
Balance Sheet Items (Quarter End)
Total assets	$673,729	$651,075	$669,838	$687,226	$697,620
Securities	144,156	133,020	137,998	156,161	154,437
Loans, including loans held for sale	407,818	402,184	400,036	396,500	394,367
Allowance for loan losses	4,670	4,760	6,135	4,508	4,573
Deposits	577,349	559,568	576,348	592,979	602,963
Borrowings	15,310	15,310	15,310	15,310	15,310
Total shareholders’ equity	70,290	70,820	71,153	70,955	70,663
Assets Under Management
Total assets	$673,729	$651,075	$669,838	$687,226	$697,620
Cash management sweep accounts	40,799	28,471	37,477	40,739	41,095
Market value of trust assets	238,532	216,914	215,743	193,906	205,219
Market value of brokerage assets	77,707	73,178	71,417	67,082	69,832
Loans serviced for others	43,626	47,735	48,984	53,419	52,800

Total assets under management	$1,074,393	$1,017,373	$1,043,459	$1,042,372	$1,066,566

Selected Financial Ratios
Return on average assets (annualized)	0.61%	0.65%	0.74%	0.67%	0.21%
Return on average equity (annualized)	5.81	6.06	7.10	6.30	2.04
Dividend payout ratio	100.00	93.75	81.08	90.91	272.73
Net interest margin	3.50	3.67	3.42	3.38	3.46
Non-interest expense to total revenue	80.33	73.18	62.87	75.49	78.32
Average loans to average total assets	59.42	59.82	57.80	56.87	56.54
Asset Quality
Nonaccrual loans	$9,097	$9,815	$12,179	$11,962	$9,647
Accruing and 90 or more days past due	1,285	778	247	165	327

Total nonperforming loans	$10,382	$10,593	$12,426	$12,127	$9,974

Other real estate owned	1,868	1,327	2,196	3,032	3,500
Net charge-offs	230	2,057	346	397	1,395
Non-performing loans to total loans	2.55%	2.63%	3.11%	3.06%	2.53%
Loan loss allowance to total loans	1.15	1.18	1.53	1.14	1.16
Loan loss allowance to non-performing loans	44.98	44.94	49.37	37.17	45.85
Accruing loans 30+ days past due to total loans	0.59	0.46	0.64	0.36	0.49
Net charge-offs to average loans	0.23	2.04	0.35	0.41	1.41
Capital
Average equity to average total assets	10.54%	10.64%	10.38%	10.66%	10.13%
Tier 1 leverage ratio**	11.20	11.27	10.97	10.80	10.66
Total risk-based capital ratio**	19.25	19.51	19.51	19.20	19.20

**	Estimated for current quarter end